EXHIBIT 10.1
CHANGE IN CONTROL RETENTION AGREEMENT
     This Agreement entered into as of the 6th day of December, 2006 by and between INX Inc., a Delaware corporation (the “Company”), and [_________________] (the “Executive”),
WITNESSETH THAT:
     WHEREAS, various parties have, on various occasions, made inquiries regarding buying controlling interest in the Company; and
     WHEREAS, the Company’s largest shareholder is currently the Company’s current Chairman and CEO, James H. Long (“Long”).
     WHEREAS, the possibility of a change in the controlling ownership structure concerns the Executive; and
     WHEREAS, the Company desires to assure itself of the continuity of the Executive’s services during the period in which the Company may consider such a transaction; and
     WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:
     1. Term of Agreement. The term of this Agreement shall be the fifteen (15) month period commencing on the date hereof.
     2. Definition of the term New Entity. For purposes of this Agreement, the term “New Entity” shall mean any individual, entity or group (within the meaning of 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than (a) the Company; or (b) any subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, (a “Subsidiary”); or (c) any of Long’s family members; or (d) any trust, corporation or other entity or legal structure created by, controlled by, or for the benefit of Long or any of Long’s family members.
     3. Definition of the term Acquisition. For purposes of this Agreement, the term “Acquisition” shall mean whether by stock transfer, Merger (as hereinafter defined) or otherwise, the acquisition or purchase by, or other transfer to, any New Entity of then outstanding shares of common stock of the Company, or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following types of acquisitions or purchases shall not constitute or be deemed to be an Acquisition for purposes of this Agreement:

a.	any acquisition or purchase directly from the Company or any subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, (a “Subsidiary”); or

b.	any acquisition or purchase by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or

c.	any acquisition or purchase by any corporation pursuant to the reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger:
(i)	substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from or surviving such Merger in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger; and

(ii)	at least a majority of the members of the board of directors of the corporation resulting from or surviving such Merger were members of the board of directors at the time of the execution of the initial agreement providing for such Merger.
d.	A transfer by Long of shares owned by Long to a trust, corporation or other entity or legal structure created, controlled or for the benefit of Long or any of Long’s family members.
     4. Change In Control. For purposes of this Agreement, the term “Change In Control” shall mean any of the following events:
a.	An Acquisition by a New Entity in one or more transactions of more than fifty percent (50%) of the common stock of the Company currently owned by Long (or of any other securities owned by Long in exchange or substitution therefore), if as a result of such Acquisitions, Long ceases to be both the Chairman of the Company’s board of directors and the Chief Executive Officer of the Company; or

b.	An Acquisition by a New Entity in one or more transactions of eighty percent (80%) or more of the common stock of the Company currently owned by Long (or of any other securities owned by Long in exchange or substitution therefore); or

c.	An Acquisition by a New Entity in one or more transactions of thirty percent (30%) or more of the common stock of the Company currently owned by Long (or of any other securities owned by Long in exchange or substitution therefore) if in addition to such Acquisition by such New Entity, such New Entity also acquired or purchased other shares of the common stock or other securities of the Company which resulted in such New Entity owning fifty percent (50%) or more of the total Outstanding Company Voting Securities, but only if Long voted his shares of the common stock of the Company to approve such transaction.
     5. Price Per Share. For purposes of this Agreement, the term “Price Per Share” means, in connection with a transaction deemed to be a Change In Control. (a) the aggregate amount of cash and marketable securities paid to the Company’s stockholders divided by (b) the number of shares of the Company’s common stock acquired in such transaction.
     6. Retention Payment Upon Change In Control. If the Executive is in the employ of the Company on the date of a Change In Control that occurs during the term of this Agreement, or is in the employ of the Company at any time during the one hundred twenty (120) day period preceding the execution by the Company of a definitive agreement setting forth a transaction that ultimately closes and results in a Change In Control occurring during the term of this Agreement, then upon the consummation of such Change In Control, the Executive shall receive a retention payment in cash subject to required withholding, which payment amount shall be determined based upon the Price Per Share paid to the Company’s stockholders in connection with such Change In Control and calculated in accordance with the schedule attached hereto (a “Retention Payment”), provided, however, that no Retention Payment shall be paid to the Executive if (a) the Executive voluntarily terminates his employment relationship with the Company prior to the Change in Control, or (b) if the Company terminates the employment of the Executive prior to the Change in Control because the Executive is convicted of a felony.
     7. Excise Tax Make Whole Payments. If the Executive is entitled to a payment under this Agreement (a “Payment”), and such payment is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make Whole Payment”) which is designed to partially offset the estimated Excise Tax, which Make Whole Payment shall be equal to two hundred and twenty two percent (222%) of the estimated Excise Tax the Executive is expected to incur as a result of (a) the Payment, (b) any severance payment that the Executive might receive in connection with or resulting from the Change In Control, (c) accelerated vesting of stock options that occurs because of the Change In Control, and (d) any other income or benefit received by the Executive in connection with the Change In Control, the estimate of which estimated Excise Tax shall be made by the Company in its sole discretion, and which the Company shall use its best efforts to accurately estimate. Notwithstanding the foregoing, no payment shall be made under this paragraph 7 to the extent that it would duplicate any payment to which the Executive is entitled to under any other agreement with the Company or plan of the Company.

     8. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of state and federal taxes.
     9. Arbitration of All Disputes; Costs and Expenses. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Houston, Texas in accordance with the laws of the State of Texas, by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute between the Company and the Executive related to this Agreement, each party shall pay its own attorneys’ fees and costs and expenses in connection with such dispute (including such fees, costs and expenses incurred prior to arbitration or settlement by the parties without arbitration, during any arbitration or with respect to the enforcement of any arbitration award in court. Any claim or claims asserted by any other employee or employees of the Company who is or are party to an agreement or agreements substantially similar to this Agreement can be consolidated with any claim asserted by the Executive hereunder if the Executive and such other employee or employees so agree.
     10. Notices. Any notices, requests, demand and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, to the attention of James H. Long, at the Company’s principal administrative offices located at 6401 Southwest Freeway, Houston, Texas 77074.
     11. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive’s rights or powers to dispose of the Executive’s property (including the rights provided herein and amounts payable hereunder) by will or under the law upon the Executive’s death or limit any rights or powers which the Executive’s executor or administrator would otherwise have.
     12. Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas, without application of conflict of laws provisions thereunder and venue shall lie, concerning any such dispute, exclusively in Houston, Harris County, Texas.
     13. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     14. Successors to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
     15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     16. Employment Agreement. This Agreement supplements the Executive’s employment agreement entered into as of [___________________] (the “Employment Agreement”); provided, however, that notwithstanding Section 2 of the Employment Agreement, the payments provided hereunder are non-discretionary and no change to this Agreement shall be effective without the written agreement of the Executive and the Company. Except as specifically provided herein, nothing in this Agreement is intended, or shall be construed, to modify any rights or obligations of the parties under the Employment Agreement.
     17. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

EXECUTIVE:

[_________________________]

INX Inc:
By
James H. Long, Chairman & CEO